Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 7, 2014
Registration Statement Nos. 333-188672-01 and 333-188672-05

$1.25bln Toyota Auto Receivables 2014-C Owner Trust ($778.275MM Offered Notes)
Jt-Leads: BofAML(struc), Citi, Soc Gen
Co-mgrs: CA,JPM,MUFG

	NOTE	OFFER
CLS	AMT(mm)	AMT(mm)	WAL	Mdy/S&P	WIN	EXP	LGL	BENCH	SPD	YLD	CPN	$PX
A-2	352.00	316.800	0.95	Aaa/AAA	7-16	2/16	2/15/17	EDSF	+ 18	0.517	0.51	99.99389
A-3	395.00	355.500	2.00	Aaa/AAA	16-34	8/17	7/16/18	SWP	+ 17	0.934	0.93	99.99567
A-4	117.75	105.975	3.18	Aaa/AAA	34-42	4/18	4/15/20	ISWP	+ 18	1.454	1.44	99.97011

BILL & DELIVER	:	BofAML
BBG TICKER	:	TAOT 14-C
REGISTRATION	:	Public/SEC Registered
EXPECTED RATINGS	:	Moody's/S&P
EXPECTED SETTLE	:	10/15/14
FIRST PAY DATE	:	11/17/14
ERISA ELIGIBLE	:	YES
PXG SPEED	:	1.3% ABS, 5% Call
DENOMS	:	$1k x $1k

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.  The securities may not be suitable for all investors.  Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.